Exhibit 3.1

CERTIFICATE OF

AMENDMENT

TO

CERTIFICATE OF

INCORPORATION

OF

RESIDEO

TECHNOLOGIES,

INC.

October 18, 2018

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

RESIDEO TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the corporation is Resideo Technologies, Inc. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on April 24, 2018 under the name HH Spinco Inc. (as amended and in effect immediately prior to the adoption and effectiveness hereof, the “Certificate of Incorporation “).

2. Article Fourth of the Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

“FOURTH: The total number of shares of stock which the corporation is authorized to issue is 700,000,000 shares of common stock, having a par value of $0.001 per share and 100,000,000 shares of preferred stock, having a par value of $0.001 per share.”

3. That the foregoing amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Resideo Technologies, Inc. has caused this Certificate to be duly executed in its corporate name as of the date first written above.

RESIDEO TECHNOLOGIES, INC.

By:	/s/ Jacqueline W. Katzel
Name: Jacqueline W. Katzel
Title: President

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